Exhibit 2
                                                                   July 16, 1998
Loews Cineplex Entertainment Corporation
711 Fifth Avenue, 11th Floor
New York, NY 10022

Credit Suisse First Boston Corporation
Bear, Stearns & Co. Inc.
BT Alex. Brown Incorporated
Goldman, Sachs & Co.
Smith Barney Inc.
As Representatives of the Several Underwriters
c/o Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, NY 10010-3629

Dear Sirs:

     As an inducement to the Underwriters to execute an Underwriting Agreement, pursuant to which an offering of Common Stock (the "Securities") of Loews Cineplex Entertainment Corporation (the "Company") will be made, the undersigned hereby agrees that, for a period of 90 days after the public offering (the "Commencement Date") of the Securities pursuant to the Underwriting Agreement, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of (a "Transfer"), directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, or publicly disclose the intention to make any such offer, sale, pledge or disposal, without the prior written consent of Credit Suisse First Boston Corporation. Notwithstanding anything to the contrary in the foregoing, the consent of Credit Suisse First Boston Corporation shall not be required for (i) any Transfer by the undersigned to any affiliate of the undersigned, provided that any such transferee shall agree in writing prior to or contemporaneously with such Transfer, to be bound by the provisions of this agreement to the same extent as to the undersigned, and (ii) any pledge by the undersigned of Securities, or any securities convertible into or exercisable or exchangeable for Securities, to secure indebtedness, provided that the pledgee shall agree in writing, prior to or contemporaneously with such pledge, to be bound by the provisions of this agreement to the same extent as to the undersigned.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any Transfer of Securities if such Transfer would constitute a violation or breach of this Agreement.

     This Agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned. This agreement shall lapse and become null and void if the Commencement Date shall not have occurred on or before August 15, 1998.

                                            Very truly yours,

                                            CHARLES R. BRONFMAN TRUST

                                            By: /s/ Jeffrey Scheine
                                                ----------------------------
                                                Name:  Jeffrey Scheine
                                                Title: Trustee

                                            By: /s/ Gary Gartner
                                                ----------------------------
                                                Name:  Gary Gartner
                                                Title:  Trustee

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